                                                      Filed Pursuant to Rule 433
                                                     Registration No. 333-135464

     The issuer has filed a Market-Making Prospectus with the U.S. Securities and Exchange Commission (SEC) for the public offering of the issuer's 7.50% senior notes due 2016, which closed on July 26, 2006. Goldman, Sachs & Co. is continuing to make a market in the senior notes pursuant to the Market-Making Prospectus. Before you invest in the issuer's senior notes, you should read the Market-Making Prospectus and other documents the issuer has filed with the SEC for more complete information about the issuer and an investment in its senior notes. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may obtain a copy of the Market-Making Prospectus if you so request by calling Goldman, Sachs & Co. toll-free at 1-866-471-2526.

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM 8-K

                                   ----------

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15 (d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): NOVEMBER 1, 2006

                                   ----------

                  ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
               (Exact Name of Registrant as Specified in Charter)

           BERMUDA                      001-32938              98-0481737
(State or Other Jurisdiction    (Commission File Number)    (I.R.S. Employer
      of Incorporation)                                    Identification No.)

                               43 VICTORIA STREET
                             HAMILTON HM 12, BERMUDA
              (Address of Principal Executive Offices and Zip Code)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (441) 278-5400

                                   ----------

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):


[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

================================================================================

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

     On November 1, 2006, Allied World Assurance Company Holdings, Ltd and Allied World Assurance Company, Ltd (together, the "Company") entered into employment agreements with the following senior officers: Scott A. Carmilani, G. William Davis, Jr., David A. Bell, Daniel Brandon, Joan H. Dillard, Wesley D. Dupont, Frank N. D'Orazio and L. Michael McCrimmon (each, an "Executive"). A copy of the form of employment agreement (the "Employment Agreement") is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The description of the Employment Agreement contained herein is qualified in its entirety by reference to the Employment Agreement.

     Under their respective Employment Agreements, each Executive receives an enumerated base salary, which may be increased only upon approval of the Board of Directors of the Company (the "Board"), and a discretionary annual cash bonus. The base salary for Messrs. Carmilani and Davis, who are included as named executive officers in the Company's Proxy Statement for the 2006 Annual General Meeting of Shareholders, is $550,000 and $325,000, respectively. Apart from name, title, base salary and housing allowance, the employment agreements for Messrs. Carmilani and Davis are identical to the Employment Agreement attached hereto as Exhibit 10.1. The Employment Agreement provides for a cost of living allowance in addition to base salary, financial and tax planning, expense reimbursement for housing, club membership fees for a club in Bermuda and other business expenses, subject to applicable limits set forth in each Employment Agreement and the policies of the Company as approved from time to time by the Board.

     Under the Employment Agreement, during the term of employment and ending on the 24-month anniversary following any termination of employment, the Executive is subject to a non-interference covenant. Generally, the non-interference covenant prevents the Executive from soliciting or hiring employees or other service providers of the Company or its subsidiaries and from inducing any customer, supplier, licensee or other business relation of the Company or its subsidiaries to cease doing business with, or reduce the amount of business conducted with the Company or its subsidiaries, or in any other manner interfering with the Company's or its subsidiaries' relationship with these parties. During the term of employment and ending following the Non-Compete Period (as defined below), the Executive is subject to a non-competition covenant. Generally, the non-competition covenant prevents the Executive from engaging in activities that are competitive with the business of the Company or its subsidiaries in certain jurisdictions. The Employment Agreement also contains standard confidentiality and assignment of inventions provisions. In addition, the Employment Agreement provides that the Company shall generally indemnify the Executive to the fullest extent permitted by Bermuda law, except in certain limited circumstances.

     The "Non-Compete Period" shall mean (i) in the case of the Executive's termination of employment by the Company with Cause (as defined in the Employment Agreement), ending on the date of such termination; (ii) in the case of the Executive's termination of employment by the Company without Cause or by the Executive for Good Reason (as defined in the Employment Agreement), ending on the 24-month anniversary of the date of such termination; and (iii) in the case of the Executive's termination of employment by the Executive without Good Reason or as a result of a Disability (as defined in the Employment Agreement), ending on the date of such termination; provided, however, in the case of clause
(iii) above, the Company may elect to extend the Non-Compete Period up to an additional 12 months following the date of such termination, during which period the Company shall be required to continue to pay the Executive his or her base salary and provide coverage under the Company's health and insurance plans (or the economic equivalent of such coverage, including its cash value).

     The Employment Agreement terminates upon the earliest to occur of (i) the Executive's death, (ii) a termination by reason of a Disability, (iii) a termination by the Company with or without Cause and (iv) a termination by the Executive with or without Good Reason. Upon any termination of the Executive's employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by the Executive, the Executive shall resign from any and all directorships, committee memberships or any other positions the Executive holds with the Company or any of its subsidiaries.

     Upon termination of an Executive's employment with the Company for any reason, including a termination by the Company with Cause or by the Executive without Good Reason, the Executive shall be entitled to all Accrued Obligations (as defined in the Employment Agreement). Upon termination of the Executive's employment due to his or her death or Disability, the Executive (or his or her estate or beneficiaries), in addition to all Accrued Obligations, shall be entitled to any (i) unpaid annual bonus in respect to any completed fiscal year prior to such termination, (ii) a pro rata annual bonus if such termination occurs during a fiscal year and (iii) vesting, as of the date of termination, in the number of equity-based awards that otherwise would have vested during the one-year period immediately following such termination.

     Upon termination of an Executive's employment by the Company without Cause or by the Executive with Good Reason, in addition to any Accrued Obligations and unpaid annual bonus, the Executive shall receive (i) an amount equal to the Severance Multiplier (as defined below) multiplied by the sum of the Executive's base salary and annual bonus to be paid in substantially equal monthly installments over the period ending on the date commencing on the termination date and ending one day prior to two and one-half months following the end of the Company's fiscal year in which such termination occurs, (ii) continuation of coverage under the Company's health and insurance plans (or the economic equivalent of such coverage, including its cash value) for a period of years equal to the Severance Multiplier and (iii) vesting, as of the date of termination, in the number of equity-based awards that otherwise would have vested during the two-year period immediately following such termination. The "Severance Multiplier" shall equal two, or if the Executive's termination occurs within the 12-month period following a Change in Control (as defined in the Employment Agreement), the Severance Multiplier shall equal three. The Company may require the Executive to execute a general release prior to payment of any amount or provision of any benefit as a result of termination of employment by the Company without Cause or by the Executive for Good Reason.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

     (D) EXHIBITS.

Exhibit No.   Description
-----------   -----------
    10.1      Form of Employment Agreement.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        ALLIED WORLD ASSURANCE COMPANY
                                        HOLDINGS, LTD


DATED: November 3, 2006                 By: /s/ Wesley D. Dupont
                                            ------------------------------------
                                        Name: Wesley D. Dupont
                                        Title: Senior Vice President and General
                                               Counsel

                                  EXHIBIT INDEX

Exhibit No.   Description
-----------   -----------
    10.1      Form of Employment Agreement.

                              EMPLOYMENT AGREEMENT

          This EMPLOYMENT AGREEMENT is made and entered into as of this 1st day of November, 2006, by and among Allied World Assurance Company Holdings, Ltd, a Bermuda corporation ("Holdings"), Allied World Assurance Company, Ltd, a Bermuda corporation ("AWAC" and together with Holdings, the "Company"), and [_____] ("Employee").

                                   WITNESSETH:

          WHEREAS, the Company desires to employ Employee and to enter into an agreement embodying the terms of such employment (this "Agreement") and Employee desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement;

          NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Employee hereby agree as follows:

          Section 1. DEFINITIONS.

          (a) "Accrued Obligations" shall mean (i) all accrued but unpaid Base Salary through the date of termination of Employee's employment; (ii) any unpaid or unreimbursed expenses incurred in accordance with Company policy, including amounts due under Section 7 hereof, to the extent incurred prior to termination of employment; (iii) any benefits provided under the Company's employee benefit plans upon a termination of employment, in accordance with the terms therein, including rights to equity in the Company pursuant to any plan or grant and the right to receive tax reimbursement payments accrued but unpaid for periods prior to the date of termination; and (iv) rights to indemnification by virtue of Employee's position as an officer or director of the Company or its subsidiaries and the benefits under any directors' and officers' liability insurance policy maintained by the Company, in accordance with its terms thereof.

          (b) "Agreement" shall have the meaning set forth in the recitals hereto.

          (c) "Annual Bonus" shall have the meaning set forth in Section 4(c) below.

          (d) "AWAC" shall have the meaning set forth in the preamble hereto.

          (e) "Base Salary" shall mean the salary provided for in Section 4(a) or any increased salary granted to Employee pursuant to Section 4(a) below.

          (f) "Board" shall mean the Board of Directors of Holdings.

          (g) "Cause" shall mean (i) Employee's willful failure (except where due to physical or mental incapacity), willful neglect or willful refusal to substantially perform his duties; (ii) any willful or intentional act of Employee with regard to the Company or its subsidiaries that has the effect of injuring the reputation or business of the Company or its subsidiaries in a material manner; (iii) Employee's conviction of, or plea of guilty or nolo contendere to, the commission of a criminal act that would constitute a felony in the United States; (iv) the commission by Employee of an act of fraud, embezzlement or material dishonesty against the Company or its subsidiaries (other than a good faith expense account dispute); or (v) Employee's breach of any material provision of this Agreement.

          (h) "Change in Control" shall mean and be deemed to occur if (i) any "person" (as such term is defined in Section 3(a)(9) and as used in Sections 13(d) and 14(d) of the Exchange Act), excluding the Company or any or its subsidiaries, a trustee or any fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, an initial public offering of Holdings' securities pursuant to an effective registration statement filed with the Securities and Exchange Commission, an underwriter temporarily holding securities pursuant to an offering of such securities or a corporation owned, directly or indirectly, by shareholders of Holdings in substantially the same proportion as their ownership of Holdings, is or becomes the "beneficial owner" as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of Holdings representing 50% or more of the combined voting power of Holdings' then outstanding securities ("Voting Securities"); (ii) during any period of not more than two years, individuals who constitute the Board as of the beginning of the period and any new director (other than a director designated by a person who has entered into an agreement with Holding to effect a transaction described in clause (i) or (iii) of this sentence) whose election by the Board or nomination for election by Holdings' shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at such time or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; (iii) the shareholders of Holdings approve a merger, consolidation, amalgamation or reorganization or a court of competent jurisdiction approves a scheme of arrangement of Holdings, other than a merger, consolidation, amalgamation, reorganization or scheme of arrangement which would result in the Voting Securities of Holdings outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least 50% of the combined voting power of the Voting Securities of Holdings or such surviving entity outstanding immediately after such merger, consolidation, amalgamation, reorganization or scheme of arrangement; or (iv) the shareholders of Holdings approve a plan of complete liquidation of Holdings or any agreement for the sale or disposition by Holdings of all or substantially all of its assets.

          (i) "Commencement Date" shall mean November 1, 2006.

          (j) "Company" except as otherwise expressly set forth herein, shall have the meaning set forth in the preamble hereto.

          (k) "Competitive Activities" shall mean any business activities in which the Company or any of its subsidiaries are engaged, or have committed plans to engage, during the Term of Employment.

          (l) "Confidential Information" shall have the meaning set forth in
Section 9(a) below.

          (m) "Developments" shall have the meaning set forth in Section 9(e) below.

          (n) "Disability" shall mean any physical or mental disability or infirmity that has prevented the performance of Employee's duties in all material respects for a period of one hundred eighty (180) consecutive calendar days.

          (o) "Employee" shall have the meaning set forth in the preamble hereto.

          (p) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          (q) "Good Reason" shall mean, without Employee's written consent, (i) an adverse change in Employee's employment title; (ii) a material diminution in Employee's employment duties, responsibilities or authority, or the assignment to Employee of duties that are materially inconsistent with his position; (iii) any reduction in Base Salary or target Annual Bonus opportunity; (iv) a relocation of Employee's principal place of employment to a location other than Hamilton, Bermuda; or (v) any breach by the Company of any material provision of this Agreement.

          (r) "Holdings" shall have the meaning set forth in the preamble hereto.

          (s) "Interfering Activities" shall mean (i) encouraging, soliciting or inducing, or in any manner attempting to encourage, solicit or induce, any Person employed by, as agent of, or a service provider to, the Company or any subsidiary thereof to terminate (or, in the case of an agent or service provider, reduce) such Person's employment, agency or service, as the case may be, with the Company or such subsidiary; provided, that the foregoing shall not be violated by general advertising not targeted at employees of the Company nor by serving as a reference upon an employee's request with regard to an entity with which Employee is not affiliated; or (ii) encouraging, soliciting or inducing, or in any manner attempting to encourage, solicit or induce any customer, supplier (including insurance brokers), licensee or other business relation of the Company or any subsidiary thereof to cease doing business with or reduce the amount of business conducted with the Company or such subsidiary, or in any way interfere with the relationship between any such customer, supplier (including insurance brokers), licensee or business relation and the Company or such subsidiary.

          (t) "Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization or other form of business entity.

          (u) "Non-Interference Period" shall mean the period commencing on the Commencement Date and ending on the twenty-four (24) month anniversary of the date of such termination.

          (v) "Non-Compete Period" shall mean the period commencing on the Commencement Date and:

               (i) in the case of Employee's termination of employment hereunder by the Company for Cause, ending on the date of such termination;

               (ii) in the case of Employee's termination of employment hereunder by the Company without Cause or by Employee for Good Reason, ending on the twenty-four (24) month anniversary of the date of such termination; or

               (iii) in the case of Employee's termination of employment hereunder by the Employee without Good Reason or as a result of his Disability, ending on the date of such termination; provided, however, that the Company may elect to extend the Non-Compete Period up to an additional twelve (12) months following the date of such termination by providing Employee written notice of such election within five (5) business days following such termination specifying the applicable period of extension, in which case, the Company shall be required to continue, through the end of the Non-Compete Period, as so extended, (A) to pay Employee his Base Salary, in accordance with the Company's regular payroll practices, and (B) to provide participation under the Company's health and other insurance plans, or if such continued participation in is not permissible, provide Employee with coverage that is economically equivalent to Employee through alternative arrangements, or the cash value of such coverage, in a manner that places the Employee in a net economic position that is at least equivalent to the position in which the Employee would have been had such alternative arrangements not been used by the Company.

          (w) "Severance Multiplier" shall mean an amount equal to two (2); provided, however, if Employee's termination occurs within the twelve (12) month period following a Change in Control, the Severance Multiplier shall equal three
(3).

          (x) "Severance Term" shall mean the period specified in Section 8(d)(iii) below.

          (y) "Term of Employment" shall mean the period specified in Section 2 below.

          Section 2. ACCEPTANCE AND TERM OF EMPLOYMENT.

          The Company agrees to employ Employee and Employee agrees to serve the Company on the terms and conditions set forth herein. The Term of Employment shall commence on the Commencement Date and shall continue until Employee is terminated as provided in Section 8 hereof.

          Section 3. POSITION, DUTIES AND RESPONSIBILITIES; PLACE OF
PERFORMANCE.

          (a) During the Term of Employment, Employee shall be employed and serve as [__________] of both Holdings and AWAC (together with such other position or positions consistent with Employee's title as the Board shall specify from time to time) and shall have such duties typically associated with such title. Subject to the foregoing, Employee also agrees to serve as an officer and/or director of the Company or any parent or subsidiary of the Company, in each case without additional compensation.

          (b) Subject to the terms and conditions set forth in this Agreement, Employee shall devote his full business time, attention and efforts to the performance of his duties under this Agreement and shall not engage in any other business or occupation during the Term of Employment, including, without limitation, any activity that (x) conflicts with the interests of the Company or its subsidiaries, (y) interferes with the proper and efficient performance of his duties for the Company, or (z) interferes with the exercise of his judgment in the Company's best interests. Notwithstanding the foregoing, nothing herein shall preclude Employee from (i) serving, with the prior written consent of the Board, as a member of the board of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations,
(ii) engaging in charitable activities and community affairs, and (iii) subject to the terms and conditions set forth in Section 9 hereof, managing his personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii) and (iii) shall be limited by Employee so as not to materially interfere, individually or in the aggregate, with the performance of his duties and responsibilities hereunder.

          (c) Employee's principal place of employment shall be at the Company's corporate headquarters in Hamilton, Bermuda, although Employee understands and agrees that he may be required to travel from time to time for business reasons.

          Section 4. COMPENSATION.

          During the Term of Employment, Employee shall be entitled to the following compensation:

          (a) Base Salary. Employee shall be paid an annualized Base Salary, payable in accordance with the regular payroll practices of the Company, of not less than $[_____], subject to increase, if any, as may be approved in writing by the Board, but not to decrease from the then current Base Salary.

          (b) Cost of Living Allowance. In addition to the Base Salary, Employee shall also receive a monthly cost of living allowance based upon the amount of Base Salary that would have been spent on a "basket" of goods and services had Employee not relocated to Bermuda, and will be determined based upon Base Salary, the size of Employee's family living in Bermuda and foreign exchange rate fluctuations between the U.S. dollar and Bermuda dollar. The actual amount of the cost of living allowance shall be determined by the Company in a manner consistent with determination of cost of living allowances for other senior executives of the Company.

          (c) Annual Bonus. Employee shall be eligible for an annual incentive bonus award determined by the Board in respect of each fiscal year during the Term of Employment (the "Annual Bonus"). The Annual Bonus shall be earned and payable in accordance with the terms of Holdings' annual bonus plan as in effect from time to time.

          (d) Change in Control Acceleration. Notwithstanding any contrary terms of any Company equity plan or other agreement pursuant to which equity-based awards have been granted to Employee, upon the occurrence of a Change in Control, all such equity-based awards shall fully vest immediately prior to such Change in Control.

          Section 5. EMPLOYEE BENEFITS.

          (a) General. During the Term of Employment, Employee shall be entitled to participate in health, insurance, retirement and other perquisites and benefits generally provided to other senior executives of the Company that are made available from time to time, including, without limitation, participation in the Company's home leave policy, relocation policy, tax return preparation policy and repatriation policy, each as in effect from time to time. Employee shall also be entitled to the same number of holidays, vacation and sick days as are generally allowed to senior executives of the Company in accordance with the Company policy in effect from time to time.

          (b) Additional Benefits. During the Term of Employment, in addition to any perquisites and benefits provided generally to Employee pursuant to subsection (a) above, Employee shall be entitled to the following benefits:

               (i) Reimbursement or payment of the cost of financial and tax planning, such reimbursement not to exceed $10,000 per year;

               (ii) A housing allowance for a residence in Bermuda equal to $[__________] per month, subject to periodic review for increase; and

               (iii) Reimbursement of an annual subscription to a club in Bermuda not to exceed $6,000 in membership fees per year.

          Section 6. "KEY-MAN" INSURANCE.

          At any time during the Term of Employment, the Company shall have the right to insure the life of Employee for the sole benefit of the Company, in such amounts, and with such terms, as it may determine. All premiums payable thereon shall be the obligation of the Company. Employee shall have no interest in any such policy, but agrees to reasonably cooperate with the Company in taking out such insurance by submitting to physical examinations, supplying all information reasonably required by the insurance company, and executing all necessary documents, provided that no financial obligation or liability is imposed on Employee by any such documents.

          Section 7. REIMBURSEMENT OF BUSINESS EXPENSES.

          Employee is authorized to incur reasonable business expenses in carrying out his duties and responsibilities under this Agreement and the Company shall promptly reimburse him for all such reasonable business expenses incurred in connection with carrying out the business of the Company, subject to documentation in accordance with the Company's policy, as in effect from time to time.

          Section 8. TERMINATION OF EMPLOYMENT.

          (a) General. The Term of Employment shall terminate upon the earliest to occur of (i) Employee's death, (ii) a termination by reason of a Disability,
(iii) a termination by the Company with or without Cause, and (iv) a termination by Employee with or without Good Reason. Upon any termination of Employee's employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Employee, Employee shall resign from any and all directorships, committee memberships or any other positions Employee holds with the Company or any of its subsidiaries.

          (b) Termination due to Death or Disability. Employee's employment shall terminate automatically upon his death. The Company may terminate Employee's employment immediately upon the occurrence of a Disability, such termination to be effective upon Employee's receipt of written notice of such termination. In the event Employee's employment is terminated due to his death or Disability, Employee or his estate or his beneficiaries, as the case may be, shall be entitled to:

               (i) The Accrued Obligations;

               (ii) Any unpaid Annual Bonus in respect to any completed fiscal year which has ended prior to the date of such termination, such amount to be paid at the same time it would otherwise be paid to Employee had no such termination occurred;

               (iii) A pro rata Annual Bonus (determined using the target Annual Bonus if such termination occurs during the fiscal year in which the Commencement Date falls, and using the highest Annual Bonus paid or payable for the two immediately prior fiscal years for terminations after the fiscal year in which the Commencement Date falls) based on the number of days elapsed from the commencement of such fiscal year through and including the date of such termination, such amount to be paid within five
     (5) business days of such termination; and

               (iv) Vesting, as of the date of such termination, in the number of equity-based awards, if any, which would otherwise have vested during the one (1) year period immediately following such termination (without regard to any subsequent vesting events).

Except as set forth in this Section 8(b), following Employee's termination by reason of his death or Disability, Employee shall have no further rights to any compensation or any other benefits under this Agreement.

          (c) Termination by the Company for Cause.

               (i) A termination for Cause shall not take effect unless the provisions of this subsection (i) are complied with. Employee shall be given not less than fifteen (15) days prior written notice by the Board of the intention to terminate his employment for Cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based. Employee shall have fifteen (15) days after the date that such written notice has been given to Employee in which to cure such act or acts or failure or failures to act, to the extent such cure is possible. If he fails to cure such act or acts or failure or failures to act, the termination shall be effective on the date immediately following the expiration of the fifteen (15) day notice period. If cure is not possible, the termination shall be effective on the date of receipt of such notice by Employee. During any cure period provided hereunder, the Board may, in its sole and absolute discretion, prohibit Employee from entering the premises of the Company (or any subsidiary thereof) or otherwise performing his duties hereunder, and any such prohibition shall in no event constitute an event pursuant to which Employee may terminate employment with Good Reason; provided, however, that if cure is possible, and Employee can reasonably demonstrate to the Board that he desires to enter the premises of the Company (or a subsidiary thereof) or to otherwise perform his duties hereunder solely to attempt to cure the act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based, Employee shall be permitted to enter the premises of the Company (or a subsidiary thereof) or otherwise to perform his duties hereunder solely for the purposes of curing such act or acts or failure or failures to act.

               (ii) In the event the Company terminates Employee's employment for Cause, he shall be entitled only to the Accrued Obligations. Following such termination of Employee's employment for Cause, except as set forth in this Section 8(c)(ii), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

          (d) Termination by the Company without Cause. The Company may terminate Employee's employment at any time without Cause, effective upon Employee's receipt of written notice of such termination. In the event Employee's employment is terminated by the Company without Cause (other than due to death or Disability), Employee shall be entitled to:

               (i) The Accrued Obligations;

               (ii) Any unpaid Annual Bonus in respect to any completed fiscal year which has ended prior to the date of such termination, such amount to be paid at the same time it would otherwise be paid to Employee had no such termination occurred;

               (iii) An amount equal to the Severance Multiplier multiplied by the sum of his then current Base Salary and Annual Bonus (determined using the target Annual Bonus if such termination occurs during the fiscal year in which the Commencement Date falls, and using the highest Annual Bonus paid or payable for the two immediately prior fiscal years for terminations after the fiscal year in which the Commencement Date falls), payable in substantially equal monthly installments over the period commencing on the date of termination and ending on the date that is one day prior to two and one-half months following the end of the Company's fiscal year in which such termination occurs (the "Severance Term");

               (iv) Continuation of participation under the Company's health and other insurance plans for a period of years equal to the Severance Multiplier, or if such continued participation in is not permissible, provide Employee with coverage that is economically equivalent to Employee through alternative arrangements, or the cash value of such coverage, in a manner that places the Employee in a net economic position that is at least equivalent to the position in which the Employee would have been had such alternative arrangements not been used by the Company; and

               (v) Vesting, as of the date of such termination, in the number of equity-based awards, if any, which would otherwise have vested during the two (2) year period immediately following such termination (without regard to any subsequent vesting events).

Notwithstanding the foregoing, the payments and benefits described in subsections (ii) through (iv) above shall immediately cease, and the Company shall have no further obligations to Employee with respect thereto, in the event that Employee breaches any provision of Section 9 hereof.

          Following such termination of Employee's employment by the Company without Cause, except as set forth in this Section 8(d), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

          (e) Termination by Employee with Good Reason. Employee may terminate his employment with Good Reason by providing the Company fifteen (15) days prior written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within ninety (90) days of the occurrence of such event. During such fifteen (15) day notice period, the Company shall have a cure right (if curable), and if not cured within such period, Employee's termination will be effective upon the date immediately following the expiration of the fifteen (15) day notice period, and Employee shall be entitled to the same payments and benefits as provided in Section 8(d) above for a termination without Cause, it being agreed that Employee's right to any such payments and benefits shall be subject to the same terms and conditions as described in Section 8(d) above. Following such termination of Employee's employment by Employee with Good Reason, except as set forth in this Section 8(e), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

          (f) Termination by Employee without Good Reason. Employee may terminate his employment without Good Reason by providing the Company thirty
(30) days prior written notice of such termination. In the event of a termination of employment by Employee under this Section 8(f), Employee shall be entitled only to the Accrued Obligations. In the event of termination of Employee's employment under this Section 8(f), the Company may, in its sole and absolute discretion, by written notice accelerate such date of termination and still have it treated as a termination without Good Reason. Following such termination of Employee's employment by Employee without Good Reason, except as set forth in this Section 8(f), and, if applicable, such additional compensation and benefits described in Section 1(v)(iii), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

          (g) Release. Notwithstanding any provision herein to the contrary, the Company may require that, prior to payment of any amount or provision of any benefit pursuant to subsections (d) or (e) of this Section 8, Employee shall have executed a general release in favor of the Company and its subsidiaries and related parties in the form as is reasonably required by the Company, and any waiting periods contained in such release shall have expired.

          Section 9. RESTRICTIVE COVENANTS.

          Employee acknowledges and agrees that (A) the agreements and covenants contained in this Section 9 are (i) reasonable and valid in geographical and temporal scope and in all other respects, and (ii) essential to protect the value of the Company's business and assets; and (B) by his employment with the Company, Employee will obtain knowledge, contacts, know-how, training and experience and there is a substantial probability that such knowledge, contacts, know-how, training and experience could be used to the substantial advantage of a competitor of the Company and to the Company's substantial detriment. For purposes of this Section 9, references to the Company shall be deemed to include its subsidiaries.

          (a) Confidential Information. At any time during and after the end of the Term of Employment, without the prior written consent of the Board, except to the extent required by an order of a court having jurisdiction or under subpoena from an appropriate government agency, in which event, Employee shall, to the extent legally permitted, consult with the Board prior to responding to any such order or subpoena, and except as he in good faith believes necessary or desirable in the performance of his duties hereunder, Employee shall not disclose to or use for the benefit of any third party any confidential or proprietary trade secrets, customer lists, drawings, designs, information regarding product development (including types of insurance products), marketing plans, sales plans, management organization information, operating policies (including underwriting policies and risk assessment policies) or manuals, business plans, financial records, packaging design or other financial, commercial, business or technical information (i) relating to the Company, or
(ii) that the Company may receive belonging to suppliers, customers or others who do business with the Company (including insurance brokers) as a result of his position with the Company (collectively, "Confidential Information"). Employee's obligation under this Section 9(a) shall not apply to any information that is publicly available or hereafter becomes publicly available, in each case without the breach by Employee of this Section 9(a).

          (b) Non-Competition. Employee covenants and agrees that during the Non-Compete Period, with respect to Bermuda (including any province thereof), any State of the United States of America or any other jurisdiction in which the Company engages (or has committed plans to engage) in business during the Term of Employment, or, following termination of Employee's employment, was engaged in business (or had committed plans to engage) at the time of such termination of employment, Employee shall not, directly or indirectly, individually or jointly, own any interest in, operate, join, control or participate as a partner, director, principal, officer, or agent of, enter into the employment of, act as a consultant to, or perform any services for any Person (other than the Company), that engages in any Competitive Activities. Notwithstanding anything herein to the contrary, this Section 9(b) shall not prevent Employee from acquiring as an investment securities representing not more than three percent (3%) of the outstanding voting securities of any publicly-held corporation or from being a passive investor in any mutual fund, hedge fund, private equity fund or similar pooled account so long as Employee's interest therein is less than three percent (3%) and he has no role in selecting or managing investments thereof.

          (c) Non-Interference. During the Non-Interference Period, Employee shall not, directly or indirectly, for his own account or for the account of any other Person, engage in Interfering Activities.

          (d) Return of Documents. In the event of the termination of Employee's employment for any reason, Employee shall deliver to the Company all of (i) the property of the Company, and (ii) the documents and data of any nature and in whatever medium of the Company, and he shall not take with him any such property, documents or data or any reproduction thereof, or any documents containing or pertaining to any Confidential Information.

          (e) Works for Hire. Employee agrees that the Company shall own all right, title and interest throughout the world in and to any and all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registerable under copyright or similar laws, which Employee may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice during the Term of Employment, whether or not during regular working hours, provided they either (i) relate at the time of conception or development to the actual or demonstrably proposed business or research and development activities of the Company; (ii) result from or relate to any work performed for the Company; or
(iii) are developed through the use of Confidential Information and/or Company resources or in consultation with Company personnel (collectively referred to as "Developments"). Employee hereby assigns all right, title and interest in and to any and all of these Developments to the Company. Employee agrees to assist the Company, at the Company's expense (but for no other consideration of any kind), to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce and defend any rights specified to be so owned or assigned. Employee hereby irrevocably designates and appoints the Company and its agents as attorneys-in-fact to act for and on Employee's behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by Employee. In addition, and not in contravention of any of the foregoing, Employee acknowledges that all original works of authorship which are made by him (solely or jointly with others) within the scope of employment and which are protectable by copyright are "works made for hire," as that term is defined in the United States Copyright Act (17 USC Sec. 101) or any similar Bermuda law or regulation. To the extent allowed by law, this includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as "moral rights." To the extent Employee retains any such moral rights under applicable law, Employee hereby waives such moral rights and consents to any action consistent with the terms of this Agreement with respect to such moral rights, in each case, to the full extent of such applicable law. Employee will confirm any such waivers and consents from time to time as requested by the Company.

          (f) Blue Pencil. If any court of competent jurisdiction shall at any time deem the duration or the geographic scope of any of the provisions of this
Section 9 unenforceable, the other provisions of this Section 9 shall nevertheless stand and the duration and/or geographic scope set forth herein shall be deemed to be the longest period and/or greatest size permissible by law under the circumstances, and the parties hereto agree that such court shall reduce the time period and/or geographic scope to a permissible duration or size.

          Section 10. BREACH OF RESTRICTIVE COVENANTS.

          Without limiting the remedies available to the Company, Employee acknowledges that a breach of any of the covenants contained in Section 9 hereof may result in material irreparable injury to the Company or its subsidiaries for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction, without the posting of a bond or the necessity of proving irreparable harm or injury as a result of such breach or threatened breach of Section 9 hereof, restraining Employee from engaging in activities prohibited by Section 9 hereof or such other relief as may be required specifically to enforce any of the covenants in
Section 9 hereof. Notwithstanding any other provision to the contrary, the Non-Compete Period, in the case of the covenants contained in Section 9(b), and the Non-Interference Period, in the case of the covenants contained in Section 9(c), shall be tolled during any period of violation of any of such covenants and during any other period required for litigation during which the Company seeks to enforce such covenants against Employee or another Person with whom Employee is affiliated if it is ultimately determined that Employee was in breach of such covenants.

          Section 11. REPRESENTATIONS AND WARRANTIES OF EMPLOYEE.

          Employee represents and warrants to the Company that:

          (a) Employee's employment will not conflict with or result in his breach of any agreement to which he is a party or otherwise may be bound;

          (b) Employee has not violated, and in connection with his employment with the Company will not violate, any non-solicitation, non-competition or other similar covenant or agreement of a prior employer by which he is or may be bound; and

          (c) In connection with Employee's employment with the Company, he will not use any confidential or proprietary information that he may have obtained in connection with employment with any prior employer.

          Section 12. INDEMNIFICATION.

          Subject to the terms and conditions of the Memorandum of Association and Bye-Laws of the Company (in each case, as in effect from time to time), the Company agrees to indemnify and hold Employee harmless to the fullest extent permitted by the laws of Bermuda, as in effect at the time of the subject act or omission. In connection therewith, Employee shall be entitled to the protection of any insurance policies which the Company elects to maintain generally for the benefit of the Company's directors and officers, against all costs, charges and expenses whatsoever incurred or sustained by Employee in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company. This provision shall survive any termination of Employee's employment hereunder.

          Section 13. TAXES.

          The Company may withhold from any payments made under this Agreement all applicable taxes, including, but not limited to, income, employment and social insurance taxes, as shall be required by law.

          Section 14. NO MITIGATION OR SET OFF.

          Employee shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment or otherwise and the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Employee's other employment or otherwise.

          Section 15. SUCCESSORS AND ASSIGNS; NO THIRD-PARTY BENEFICIARIES.

          (a) The Company. This Agreement shall inure to the benefit of and be enforceable by, and may be assigned by the Company to, any purchaser of all or substantially all of the Company's business or assets or any successor to the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise). The Company will require, in a writing delivered to Employee, any such purchaser, successor or assignee to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such purchase, succession or assignment had taken place. The Company may make no other assignment of this Agreement or its obligations hereunder.

          (b) Employee. Employee's rights and obligations under this Agreement shall not be transferable by Employee by assignment or otherwise, without the prior written consent of the Company; provided, however, that if Employee shall die, all amounts then payable to Employee hereunder shall be paid in accordance with the terms of this Agreement to Employee's devisee, legatee or other designee or, if there be no such designee, to Employee's estate.

          (c) No Third-Party Beneficiaries. Except as otherwise set forth in
Section 8(b) or Section 15(b) hereof, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Company and Employee any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

          Section 16. WAIVER AND AMENDMENTS.

          Any waiver, alteration, amendment or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto; provided, however, that any such waiver, alteration, amendment or modification is consented to on the Company's behalf by the Board. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

          Section 17. SEVERABILITY.

          If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction: (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.

          Section 18. GOVERNING LAW.

          THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES THEREOF) APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

          Section 19. DISPUTE RESOLUTION.

          Any controversy arising out of or relating to this Agreement or the breach hereof (other than claims for injunctive relief pursuant to Section 10 hereof) shall be settled by binding arbitration in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association (before a single arbitrator) and judgment upon the award rendered may be entered in any court having jurisdiction thereof. The costs of any such arbitration proceedings shall be borne equally by the Company and Employee; provided, however, that the arbitrator shall have the right to award to either party reasonable attorneys' fees and costs expended in the course of such arbitration or enforcement of the awarded rendered thereunder. Any award made by such arbitrator shall be final, binding and conclusive on the parties for all purposes, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

          Section 20. NOTICES.

          (a) Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided, provided that, unless and until some other address be so designated, all notices or communications by Employee to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices or communications by the Company to Employee may be given to Employee personally or may be mailed to Employee at Employee's last known address, as reflected in the Company's records.

          (b) Any notice so addressed shall be deemed to be given: (i) if delivered by hand, on the date of such delivery; (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing; and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

          Section 21. SECTION HEADINGS.

          The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof, affect the meaning or interpretation of this Agreement or of any term or provision hereof.

          Section 22. ENTIRE AGREEMENT.

          This Agreement constitutes the entire understanding and agreement of the parties hereto regarding the employment of Employee. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement.

          Section 23. SURVIVAL OF OPERATIVE SECTIONS.

          Upon any termination of Employee's employment, the provisions of
Section 8 through Section 25 of this Agreement (together with any related definitions set forth in Section 1 hereof) shall survive to the extent necessary to give effect to the provisions thereof.

          Section 24. CURRENCY.

          All sums of money expressed in this Agreement are in the lawful money of the United States of America.

          Section 25. COUNTERPARTS.

          This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

                  [Signatures to appear on the following page.]

          IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                                        ALLIED WORLD ASSURANCE COMPANY HOLDINGS,
                                        LTD


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        ALLIED WORLD ASSURANCE COMPANY, LTD


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        EMPLOYEE


                                        By:
                                            ------------------------------------
                                                   [____________________]